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                                                                       Exhibit 2

                         BOLERO INVESTMENT GROUP, L.P.
                         -----------------------------

INGRAHAM BUILDING                                            1101 E. BALBOA BLVD
25 S.E. 2ND AVE., STE. 720                         NEWPORT BEACH, CA  92661-1313
MIAMI, FL 33131                                                   (714) 675-3850
(305) 371-5200                                              (714) 673-0434 (FAX)
(305) 371-5226 (FAX)


                       BOLERO INVESTMENT GROUP ANNOUNCES
                       ---------------------------------
                            INCREASE IN INVESTMENT
                            ----------------------

                     Investors hold 8.2% of Baldwin Shares
                     -------------------------------------

     Miami, Fl. February 11, 1997 --- Bolero Investment Group, L.P. and its General Partner, Kenneth W. Pavia, Sr., have announced that they have increased their stake in Baldwin Piano and Organ Co. to 8.2 percent. Mr. Pavia reports that the additional shares were acquired as an investment which he views as having significant potential for increased value. Mr. Pavia stated that "the company's shareholders should enjoy an above average reciprocity of advantage as Baldwin continues to conform itself to the business requirements of the 1990s."

     On October 15, 1996, the Bolero Partnership and Mr. Pavia called on Baldwin to hire an investment banker to explore the possible sale, merger, or business combination as a method of enhancing the company's value. In light of Baldwin's failure to hire an investment banker, Mr. Pavia had previously announced his intent to advance this proposal at the 1997 annual meeting of shareholders. On November 21, 1996, the Bolero Partnership announced its intention to propose five nominees to stand for election as members of the Board of Directors of Baldwin at the company's 1997 annual meeting of shareholders. This proposal was in addition to, and did not replace, the previous proposal.

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